Exhibit 99.2

DYNAMICS RESEARCH CORPORATION
AUDITED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2012 AND FOR THE YEAR ENDED DECEMBER 31, 2012

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Dynamics Research Corporation

We have audited the accompanying consolidated balance sheet of Dynamics Research Corporation and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dynamics Research Corporation and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
March 18, 2013

DYNAMICS RESEARCH CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands, except share data)

December 31, 2012
Assets
Current assets
Cash and cash equivalents	$2
Contract receivables, net	48,112
Prepaid expenses and other current assets	2,538
Total current assets	50,652
Noncurrent assets
Property and equipment, net	12,511
Goodwill	163,205
Intangible assets, net	14,617
Deferred tax asset	14,678
Other noncurrent assets	4,388
Total noncurrent assets	209,399
Total assets	$260,051

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$15,125
Accounts payable	24,847
Accrued compensation and employee benefits	14,933
Deferred tax liability	3,009
Other accrued expenses	5,307
Total current liabilities	63,221
Long-term liabilities
Long-term debt	74,018
Other long-term liabilities	34,941
Total long-term liabilities	108,959
Total liabilities	172,180
Commitments and contingencies (Note 13)
Stockholders' equity
Preferred stock, $0.10 par value; 5,000,000 shares authorized; no shares issued	—
Common stock, $0.10 par value; 30,000,000 shares authorized; 10,523,559 shares issued and outstanding at December 31, 2012	1,052
Capital in excess of par value	57,192
Accumulated other comprehensive loss, net of tax	(31,329)
Retained earnings	60,956
Total stockholders' equity	87,871
Total liabilities and stockholders' equity	$260,051

The accompanying notes are an integral part of these consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

Year Ended December 31, 2012
Revenue	$316,974
Cost of revenue	267,097
Gross profit	49,877

Selling, general and administrative expenses	24,854
Amortization of intangible assets	4,124
Impairment of goodwill	48,600
Operating loss	(27,701)
Interest expense, net	(12,655)
Other income, net	2,609
Loss before benefit for income taxes	(37,747)
Benefit for income taxes	(13,512)
Net loss	$(24,235)

Loss per common share:
Basic and diluted	$(2.34)

Weighted average shares outstanding:
Basic and diluted	10,369,228

The accompanying notes are an integral part of these consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

Year Ended December 31, 2012
Net loss	$(24,235)
Other comprehensive loss, net of income taxes:
Pension liability adjustment, net of income tax benefit of $3,253	(4,877)
Less: reclassification adjustment for costs realized in net income, net of income tax expense of $678	1,017
Net pension liability adjustment	(3,860)
Unrealized losses on derivative instruments, net of income tax benefit of $55	(80)
Less: reclassification adjustment for costs realized in net income, net of income tax benefit of $28	41
Net unrealized holding loss on derivative instruments	(39)
Other comprehensive loss, net of income taxes	(3,899)
Comprehensive loss	$(28,134)

The accompanying notes are an integral part of these consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)

	Common Stock Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance at December 31, 2011	10,322	$1,032	$55,528	$(27,430)	$85,191	$114,321
Comprehensive loss	—	—		(3,899)	(24,235)	(28,134)
Issuance of common stock through stock plan transactions	63	6	425	—	—	431
Issuance of restricted stock	184	18	(18)	—	—	—
Forfeiture of restricted stock	(28)	(3)	3	—	—	—
Release of restricted stock	(17)	(1)	(163)	—	—	(164)
Share-based compensation	—	—	677	—	—	677
Common stock subject to rescission rights	—	—	787	—	—	787
Tax benefit from stock plan transactions	—	—	(47)	—	—	(47)
Balance at December 31, 2012	10,524	$1,052	$57,192	$(31,329)	$60,956	$87,871

The accompanying notes are an integral part of these consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended December 31, 2012
Cash flows from operating activities:
Net loss	$(24,235)
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of goodwill	48,600
Depreciation	3,883
Amortization of intangible assets	4,124
Share-based compensation	677
Investment income from equity interest	(2,408)
Tax deficiency (benefit) from stock plan transactions	47
Loss on extinguishment of debt and accelerated repayment	315
Deferred income taxes	(11,954)
Other	1,487
Change in operating assets and liabilities:
Contract receivables, net	18,354
Prepaid expenses and other current assets	(722)
Accounts payable	343
Accrued compensation and employee benefits	(9,969)
Other accrued expenses	(285)
Other long-term liabilities	(4,217)
Net cash provided by operating activities	24,040
Cash flows from investing activities:
Purchase of business, net of cash acquired	(2,388)
Additions to property and equipment	(1,041)
Proceeds from the sale of business	750
Dividends from equity investment	2,536
Change in other assets	(174)
Net cash used in investing activities	(317)
Cash flow from financing activities:
Repayments under senior term loan	(13,375)
Repayment under subordinated loan	(15,000)
Borrowings under revolving credit agreement	60,800
Repayments under revolving credit agreement	(59,800)
Payments of deferred financing cost	(638)
Proceeds from the exercise of stock plan transactions	431
Tax benefit (deficiency) from stock plan transactions	(47)
Net cash provided by (used in) financing activities	(27,629)
Net increase (decrease) in cash and cash equivalents	(3,906)
Cash and cash equivalents, beginning of period	3,908
Cash and cash equivalents, end of period	$2

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$11,792
Cash paid during the year for income taxes, net of refunds	$905
Supplemental disclosure of noncash financing and investing activities:
Increase in pension accumulated other comprehensive loss	$6,435
Accrual of additions to property and equipment	$209
Issuance of restricted stock	$1,662
Decrease in fair value of derivative liability	$(66)

The accompanying notes are an integral part of these consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 1. NATURE OF OPERATIONS

Dynamics Research Corporation and its subsidiaries (collectively the “Company”) is a leading provider of innovative management consulting, engineering, technical, information technology services and solutions to federal and state governments. Founded in 1955 and headquartered in Andover, Massachusetts, the Company has approximately 1,250 employees located throughout the United States. The Company operates as a parent corporation as well as through its wholly owned subsidiaries, Kadix Systems, LLC, H.J. Ford Associates, Inc., High Performance Innovations Technologies, LLC (through December 31, 2012, formerly known as High Performance Technologies, Inc.), and DRC International Corporation.

The Company provides support to its customers in the primary mission areas of information technology, logistics and readiness, cyber security and information assurance, homeland security, healthcare and intelligence and space. Customers include the Department of Defense, the Department of Homeland Security, federal civilian agencies and state governments.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Unless otherwise indicated, all dollars presented herein are in thousands and financial information refers to continuing operations.

Risks, Uncertainties and Use of Estimates

There are risks specific to the industries in which the Company operates. These risks include estimates of costs to complete contract obligations, changes in government priorities, policies and procedures, and various other risks specific to government contractors. The U.S. Government has the right to terminate contracts for convenience in accordance with government regulations. If the government terminated contracts, the Company would generally recover costs incurred up to termination, costs required to be incurred in connection with the termination and a portion of the fee earned commensurate with the work performed to termination. However, significant adverse effects on the Company’s indirect cost pools may not be recoverable in connection with a termination for convenience. Contracts with state and other governmental entities are subject to the same or similar risks.

A majority of the Company’s revenue is derived from U.S. Government contracts. Cancellations, modifications, failure to win a re-competition of the Company’s contracts or subcontracts, or failure by the government to exercise option periods relating to those contracts or subcontracts, could adversely affect the Company’s business, financial condition, results of operations and cash flows. The Company could experience material adverse consequences should such actions not be taken.

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, accordingly, include amounts based on informed estimates and judgments of management with consideration given to materiality. Estimates and judgments also affect the amount of revenue and expenses during the reported period. Actual results could differ from those estimates. The Company believes the following accounting policies affect the more significant judgments made and estimates used in the preparation of its consolidated financial statements.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company estimates and provides for potential losses that may arise out of litigation and regulatory proceedings to the extent that such losses are probable and can be estimated. Significant judgment is required in making these estimates and the Company’s final liabilities may ultimately be materially different. The Company’s total liability in respect of litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses after considering, among other factors, the progress of each case or proceeding, the Company’s experience and the experience of others in similar cases or proceedings, and the opinions and views of legal counsel. Given the inherent difficulty of predicting the outcome of the Company’s litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, the Company cannot always estimate losses or ranges of losses. Refer to Note 13 for information on the Company’s litigation and other proceedings.

Revenue Recognition

The Company’s revenue consists primarily of services provided by its employees and the pass through of costs for materials and subcontract efforts under contracts with government customers. Costs of services consist mainly of compensation expenses for program personnel, the fringe benefits associated with the compensation and other direct expenses to complete programs including the cost of materials and subcontract efforts. The labor-based services provided to the Company’s customers are delivered under time-and-materials, cost reimbursable and fixed-price contracts including service-type contracts. These services are delivered to government customers primarily through single element arrangements under time and material and cost reimbursable contracts.

The Company recognizes revenue under ASC 605-35, Revenue Recognition: Construction-Type and Production-Type Contracts, which provides revenue recognition guidance for contracts where services are performed to customer specifications. ASC 605-35-15-4 covers arrangements that include fixed-price contracts, time-and-materials contracts as well as the cost type contracts which represent the type of arrangements that the Company enters into with its customers.

For time-and-materials contracts, revenue reflects the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other billable direct costs. The risk inherent in time-and-materials contracts is that actual costs may differ materially from negotiated billing rates in the contract, which would directly affect operating income.

For cost reimbursable contracts, revenue is recognized as costs are incurred and includes a proportionate amount of the fee earned. Cost reimbursable contracts specify the contract fee in dollars or as a percentage of estimated costs. Expected award fees are accrued over the period of performance based on historical experience and trued up at the time of award. The primary risk on a cost reimbursable contract is that a government audit of direct and indirect costs could result in the disallowance of some costs, which would directly impact revenue and margin on the contract. Historically, such audits have not had a material impact on the Company’s revenue and operating income.

Revenue from service-type fixed-price contracts is recognized ratably over the contract period or by other appropriate output methods to measure service provided, and contract costs are expensed as incurred. Under fixed-price contracts, other than service-type contracts, revenue is recognized primarily under the percentage of completion method. Under this method, the Company recognizes estimated contract revenue and resulting income based on costs incurred to date as a percentage of total estimated costs as the Company considers this model best reflects the economics of these contracts. The risk on fixed-price contracts is that actual costs may exceed estimated costs to complete.

From time to time, the Company may proceed with work based on client direction prior to the completion and signing of formal contract documents. The Company has a formal review process for approving any such work. Revenue associated with such work is recognized only when it can reliably be estimated and realization is probable. The Company bases its estimates on a variety of factors, including previous experiences with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

For all types of contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable. Out-of-pocket expenses that are reimbursable by the customer are included in revenue and cost of revenue.

Unbilled receivables are the amounts of recoverable revenue that have not been billed at the balance sheet date. Unbilled receivables relate principally to revenue that is billed in the month after services are performed. In certain instances, billing is deferred in compliance with the contract terms, such as milestone billing arrangements and withholdings, indirect rate approvals or other reasons. Costs related to certain U.S. Government contracts, including applicable indirect costs, are subject to audit by the U.S. government. Revenue from such contracts has been recorded at amounts we expect to realize upon final settlement.

Cash and Cash Equivalents

The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Contract Receivables

Contract receivables, net of the allowance for doubtful accounts, are stated at amounts expected to be realized in future periods. Unbilled receivables are amounts that are expected to be billed in accordance with contract terms and delivery schedules, as well as amounts expected to become billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, the Company’s unbilled receivables relate to revenue that is billed in the month after services are performed. Costs related to certain U.S. Government contracts, including applicable indirect costs, are subject to audit by the U.S. government. Revenue from such contracts has been recorded at amounts the Company expects to realize upon final settlement. Contract receivables are classified as current assets in accordance with industry practice.

The allowance for doubtful accounts is determined based upon the Company's best estimate of a customer's ability to pay. The factors that influence management’s estimate include historical experience, specific identification and an aging criteria of potential uncollectible accounts. The Company writes off contract receivables when such amounts are determined to be uncollectible. Losses have historically been within management’s expectations.

Property and Equipment

Property and equipment, including improvements that significantly add to productive capacity or extend the asset’s useful life are capitalized and recorded at cost. When items are sold, or otherwise retired or disposed of, operating income is charged or credited for the difference between the net book value and proceeds realized thereon. Repair and maintenance costs are expensed as incurred. Property and equipment is depreciated on the straight-line basis over their estimated useful lives. Estimated useful lives of software and furniture and other equipment typically range from three to fifteen years. Leasehold improvements are amortized over the shorter of the remaining expected term of the lease, considering renewal options if reasonably assured, or the life of the related asset. The Company recorded depreciation expense of $3.9 million in 2012. The Company recorded disposals of $2.3 million during 2012 of substantially fully-depreciated property and equipment no longer in use.

Internal Software Development Costs

In accounting for development costs of software to be used internally, both internal and external costs incurred during the application development stage are capitalized and subsequently amortized over the estimated economic useful life of the software. These costs are included with software, a component of property and equipment.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Investments

The Company has a 40% ownership interest in HMRTech, LLC (“HMRTech”), a small disadvantaged business as defined by the Small Business Administration of the U.S. Government. This investment is accounted for using the equity method and reported as a component of other noncurrent assets. Refer to Note 12 for additional information regarding the Company’s ownership in HMRTech.

The Company also holds investments related to its deferred compensation plan. These investments, which are classified as trading securities and held in a Rabbi Trust, are carried at fair value and reported as a component of other noncurrent assets. Unrealized holding gains and losses are included in earnings as a component of other income or expense. The Company’s net unrealized holding gains for 2012 were immaterial.

Business Acquisitions

The Company accounts for business acquisitions using the purchase method of accounting. The Company determines and records the fair value of assets acquired and liabilities assumed as of the dates of acquisition. The Company utilizes an independent valuation specialist to assist with the determination of fair value of identifiable intangible assets acquired in order to determine the portion of the purchase price allocable to these assets.

Costs incurred by the Company related to legal, financial and other professional advisors associated with acquisitions are expensed as incurred.

Goodwill and Indefinite-lived Intangible Assets

Goodwill is recorded when the consideration paid for a business acquisition exceeds the fair value of tangible and identifiable intangible assets acquired. Goodwill and other intangible assets with indefinite useful lives are not amortized, but rather, tested annually for impairment.

The Company assesses goodwill for impairment annually and when events or circumstances change that would more likely than not reduce the fair value of the Company’s one reporting unit below its carrying value by applying a direct value-based fair value test. Goodwill could be impaired due to market declines, reduced expected future cash flows, or other factors or events. Should the fair value of goodwill at the measurement date fall below its carrying value, a charge for impairment of goodwill could occur in that period. Impairment is tested using a two-step approach. Companies must first determine whether goodwill is impaired and if so, they must value that impairment based on the amount by which the book value exceeds the estimated fair value.

The Company estimates fair value for its goodwill impairment test by employing three different methodologies to calculate a fair value and then weighting the outputs to arrive at an estimated fair value. The valuation methods utilized include an income approach, a comparison to comparable industry companies and a market approach. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. The fair value measurement was calculated using unobservable inputs in both the income approach and the comparable industry approach. In the income approach, the value of a business depends on its prospective economic income. This approach looks at what a business will do in the future and not what it has done in the past. The key inputs used in this approach include risk adjusted discount rates and estimated future cash flows, which include estimates of future revenue, operating costs and operating capital related cash flows. The estimate of future cash flows takes into consideration factors such as growth rates and economic and market information. The key inputs in the comparable industry approach include the Company’s historical financial results and multiples that were selected based on data observed from publicly traded comparable companies. The market value approach is primarily driven by the underlying value of the Company’s common stock, which can vary significantly depending upon a number of factors, such as overall market conditions and our estimated future profitability. The control premium, applied to the market and comparable industry company approaches, is based on the premium paid in transactions occurring in the past years by acquirers of publicly traded companies who provide management and information technology services to the federal government, which are similar to the services provided by the

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Company.

The Company’s annual goodwill impairment analysis is performed as of November 30 which coincides with the Company’s long-range planning process and allows the Company ample time to complete the analysis prior to the date the Company reports its results for the fourth quarter.

Intangible and Other Long-lived Assets

The Company uses assumptions in establishing the carrying value, fair value and estimated lives of identifiable intangible and other long-lived assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the asset carrying value may not be recoverable. Recoverability is measured by a comparison of the asset’s continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset. If assets are considered to be impaired, the impairment is recognized in the period of identification and is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset. The useful lives and related amortization of identifiable intangible assets are based on their estimated residual value in proportion to the economic benefit consumed. The useful lives and related depreciation of other long-lived assets are based on the Company’s estimate of the period over which the asset will generate revenue or otherwise be used by the Company.

Due to the same circumstances that required the goodwill impairment tests done during 2012, the Company evaluated its long-lived assets for impairment as of the second quarter of 2012. The Company determined that the carrying amount of its long-lived assets did not exceed their estimated undiscounted future cash flows, and thus the Company’s long-lived assets were not considered impaired.

Asset Retirement Obligations

The Company records the fair value of obligations to retire and/or remove long-lived assets in the period in which the obligation is incurred, typically when the asset is placed in service. When the liability is initially recorded, the Company capitalizes this cost by increasing the carrying amount of the related asset. Over time the liability is increased for the change in its present value, and the capitalized cost is depreciated over the useful life of the related asset. At December 31, 2012, a long-term liability balance of $0.3 million offset by a similar increase in leasehold improvements due to a legal obligation to remove certain leasehold improvements at the Company’s corporate headquarters.

Income Taxes

The Company accounts for income taxes using the asset and liability method pursuant to which deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the enactment date. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event the Company determined it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The Company determined that no valuation allowance was required at December 31, 2012.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from these positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest costs and penalties related to uncertain tax positions are classified as net interest expense and selling, general and administrative costs, respectively, in the Company’s financial statements. The Company reviews its tax positions on a quarterly basis and more frequently as facts surrounding tax positions change.  Based on these future events, the Company may recognize uncertain tax positions or reverse current uncertain tax positions the impact of which would affect the consolidated financial statements.

Pension Obligations

The Company measures plan assets and benefit obligations as of the date of its fiscal year end. Accounting and reporting for the Company’s pension plan requires the use of assumptions, including but not limited to, a discount rate and an expected return on assets. These assumptions are reviewed at least annually based on reviews of current plan information and consultation with the Company’s independent actuary and the plan’s investment advisor. If these assumptions differ materially from actual results, the Company’s obligations under the pension plan could also differ materially, potentially requiring the Company to record an additional pension liability. The Company’s pension liability is developed from an actuarial valuation, which is performed each year.

Deferred Financing Costs

Costs and loan origination fees associated with obtaining the Company’s financing arrangements are deferred and amortized over the term of the financing arrangements using the effective interest method, with the exception of the loan origination fees associated with the subordinated debt which are amortized using the straight-line method.

Derivative Financial Instruments

The Company recognizes derivatives as either an asset or liability measured at its fair value. For derivatives that have been formally designated as a cash flow hedge, the effective portion of changes in the fair value of the derivatives are recorded in accumulated other comprehensive income (loss). Amounts in accumulated other comprehensive income (loss) are reclassified into earnings when interest expense on the underlying borrowings is recognized.

The Company entered into an interest rate swap agreement to manage its exposure to interest rate changes. The swap effectively converts a portion of the Company’s variable rate debt under the term loan to a fixed rate. If, at any time, the swap is determined to be ineffective, in whole or in part, due to changes in the interest rate swap or underlying debt agreements, the fair value of the portion of the swap determined to be ineffective will be recognized as a gain or loss in the statement of operations for the applicable period.

Fair Value Measurements

The Company’s financial assets and liabilities are measured at fair value which is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. Valuation techniques are based on observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

These two types of inputs have created the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

•
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable.

•	Level 3 — Valuations derived from valuation techniques in which significant value drivers are unobservable.

The carrying values of cash and cash equivalents, contract receivables and accounts payable approximate fair value because of the short-term nature of these instruments. The carrying value of the senior term loan approximates fair value because the interest rate is variable and therefore deemed to reflect a market rate of interest. The carrying value of the subordinated debt also approximates fair value. The fair value of the subordinated debt was based on information received from the counterparty; whom management believes is a knowledgeable market participant and has determined an appropriate measurement of fair value.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk include accounts receivable and cash equivalents. Management believes that credit risk related to the Company’s accounts receivable is limited due to a large number of customers in differing segments and agencies of the U.S. government. Accounts receivable credit risk is also limited due to the credit worthiness of the U.S. government. Management believes the credit risk associated with the Company’s cash equivalents is limited due to the credit worthiness of the obligors of the investments underlying the cash equivalents. In addition, although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high quality financial institutions.

Operating Leases

The Company’s minimum operating lease payments are recognized on a straight-line basis, beginning on the date that the Company takes possession or control of the property. When the terms of an operating lease provide for periods of free rent, rent concessions or rent escalations, the Company establishes a deferred rent liability for the difference between the scheduled rent payment and the straight-line rent expense recognized. The deferred rent liability is amortized over the underlying lease term on a straight-line basis as a reduction of rent expense.

Restructuring Costs

Obligations associated with restructuring activities generally requires a liability for costs associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. The overall purpose of the Company’s restructuring actions is to lower overall operating costs and improve profitability by reducing excess capacities. Restructuring charges are reported in the period in which the plan is approved by the Company’s senior management and, where material, the Company’s Board of Directors, and when the liability is incurred.

Comprehensive Income (Loss)

As it relates to the Company, comprehensive income (loss) is defined as net income plus other comprehensive income (loss), which is the sum of changes in the pension liability adjustments and derivative instruments. These amounts are presented net of tax in the accompanying statements of changes in stockholders’ equity and comprehensive income (loss).

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Earnings (Loss) Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is determined by using the weighted average number of common and dilutive common equivalent shares outstanding during the period. In years in which a net loss is reported, the dilutive effect of stock options and restricted stock grants are not included in the computation as their effect would be anti-dilutive.

Restricted shares of common stock that vest based on the satisfaction of certain conditions are treated as contingently issuable shares until the conditions are satisfied. These shares are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation as the shares do not qualify as a participating security.

Share-Based Compensation

The measurement and recognition of share-based compensation expense is based on estimated fair value for all share-based payment awards including stock options, employee stock purchases under employee stock purchase plans, restricted stock and stock appreciation rights. The Company recognizes compensation expense based on the estimated grant date fair value method using a straight-line amortization method over the vesting period of the award reduced for actual forfeitures.

Segment Information

Management has concluded that the Company operates in one segment based upon the information used by management in evaluating the performance of its business and allocating resources and capital.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, an amendment to FASB ASC Topic 220. The update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective prospectively for the Company for annual and interim periods beginning January 1, 2013. The Company intends to comply with the disclosure requirements of this ASU for the quarter ending March 31, 2013.

In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, an amendment to FASB ASC Topic 210. The update clarifies that the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, applies to derivatives accounted for in accordance with FASB ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. This ASU is effective for the Company for annual and interim periods beginning January 1, 2013. The Company intends to comply with the disclosure requirements of this ASU for the quarter ending March 31, 2013.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 3. SUPPLEMENTAL BALANCE SHEET INFORMATION

The composition of selected balance sheet accounts is as follows:

December 31, 2012
Contract receivables, net:
Billed receivables	$14,785
Unbilled receivables(1):
Revenue recorded in excess of milestone billings on fixed-price contracts with state and local government agencies	6,828
Retainages and fee withholdings	587
Other unbilled receivables	27,114
Total unbilled receivables	34,529
Allowance for doubtful accounts	(1,202)
Contract receivables, net	$48,112

Prepaid expenses and other current assets:
Restricted cash	$255
Other	2,283
Prepaid expenses and other current assets	$2,538

Property and equipment, net:
Leasehold improvements	$11,218
Software	10,224
Furniture and other equipment	9,841
Property and equipment	31,283
Less accumulated depreciation	(18,772)
Property and equipment, net	$12,511

Other noncurrent assets:
Deferred compensation plan investments	$1,459
Equity investment	910
Other	2,019
Other noncurrent assets	$4,388

Accrued compensation and employee benefits:
Accrued compensation and related taxes	$5,881
Accrued vacation	4,799
Accrued pension liability	2,800
Other	1,453
Accrued compensation and employee benefits	$14,933

Other accrued expenses:
Deferred rent liability	$1,265
Deferred gain on sale of building	676
Accrued interest	114
Other	3,252
Other accrued expenses	$5,307

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

December 31, 2012
Other long-term liabilities:
Accrued pension liability	$26,057
Deferred rent liability	5,389
Deferred compensation plan liability	1,459
Deferred gain on sale of building	1,352
Other	684
Other long-term liabilities	$34,941

(1)
At December 31, 2012, unbilled retainages and fee withholdings of $0.6 million were not anticipated to be billed within one year. Additionally, at December 31, 2012, $1.5 million of the other unbilled receivable balances are not scheduled to be invoiced within one year.

NOTE 4. GOODWILL AND INTANGIBLE ASSETS

Goodwill

During 2012, due to a decline in the market price of the Company’s stock, the market capitalization of the Company was below the carrying value of equity, which the Company considered a triggering event and therefore performed an interim impairment test. As a result of the impairment test, the Company recorded goodwill impairment charges totaling $48.6 million.

As a result of the annual impairment test performed as of November 30, 2012, the Company determined that the carrying amount of the reporting unit did not exceed its fair value and, accordingly, did not record an additional charge for impairment. The fair value of the reporting unit exceeded carrying value by approximately 6%. At December 31, 2012, the price of the Company’s common stock was $5.85 per share. The Company experienced no impairment indicators from November 30, 2012 through year end that would warrant updating its calculation.

The determination of valuation for goodwill impairment testing is sensitive to (i) changes in the market price of DRC’s stock, (ii) changes in premiums paid in excess of market price for public companies in the Company’s industry sector which are acquired, (iii) estimated future cash flows, (iv) weighted average cost of capital, and (v) market multiples. A significant decrease in any of these assumptions would cause a decline in valuation and increase the risk of impairment. Future deterioration in operating performance, peer group multiples and/or share price could result in impairment of goodwill. As a result, the Company is unable to assure that goodwill will not be impaired in subsequent periods.

Intangible Assets

Components of the Company’s identifiable intangible assets are as follows:

	Weighted average amortization life (years)	Cost	Accumulated Amortization	Net
Balance at December 31, 2012:
Customer relationships	8.3	$14,600	$(3,728)	$10,872
Contractual backlog	6.5	6,700	(2,961)	3,739
Customer contracts	5.4	3,500	(3,494)	6
Trade name	1.5	600	(600)	—
Total	7.3	$25,400	$(10,783)	$14,617

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

During 2012, the Company wrote off $1.4 million of fully amortized intangible assets. The Company recorded amortization expense for its identifiable intangible assets of $4.1 million in 2012.

At December 31, 2012, estimated future amortization expense for the identifiable intangible assets to be recorded by the Company in subsequent fiscal years is as follows:

2013	$3,722
2014	$3,663
2015	$2,887
2016	$2,139
2017	$1,171
2018 and thereafter	$1,035

NOTE 5. INCOME TAXES

Total income tax expense was allocated as follows:

Year Ended December 31, 2012
Loss from operations	$(13,512)
Deficiency (benefit) from stock plan transactions	47
Other comprehensive income (loss)	(2,602)
$(16,067)

The components of the provision for federal and state income taxes from operations were as follows:

Year Ended December 31, 2012
Current
Federal	$(1,267)
State	(291)
Total current	(1,558)
Deferred
Federal	(9,698)
State	(2,256)
Total deferred	(11,954)
Provision for income taxes	$(13,512)

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The major items contributing to the difference between the statutory U.S. federal income tax rate and the Company’s effective tax rate on income from continuing operations were as follows:

	Year Ended December 31, 2012
Provision at statutory rate	$(13,212)	35.0%
State income taxes, net of federal tax benefit	(1,654)	4.4
Permanent differences, net	64	(0.2)
Stock based compensation	30	(0.1)
Goodwill impairment	1,494	(4.0)
Other, net	(234)	0.6
Provision for income taxes (1)	$(13,512)	35.8%

(1)	Percentage may not add due to rounding.

The tax effects of significant temporary differences that comprise deferred tax assets and liabilities are as follows:

December 31, 2012
Pension liability	$20,725
Accrued expenses	3,855
Fixed assets and intangibles	1,707
Accrued vacation	1,412
Deferred gain on sale of building	935
Receivables reserves	476
Employee share-based compensation	210
Deferred tax assets	29,320

Pension funding	(10,136)
Unbilled receivables	(5,245)
Domestic International Sales Corporation	(1,759)
Other	(511)
Deferred tax liability	(17,651)
Deferred tax liability, net	$11,669

Management believes that it is more likely than not that these deferred tax assets will be realized.

The Company is permitted to deduct certain intangible assets and goodwill balances over a period of 15 years from the date of the historic acquisitions, thereby reducing the Company’s taxable income as reported on the income tax return. The Company estimates the annual cash savings from these deductions, as compared with tax expense to be provided for in the Company’s financial statements, from these deductions as follows:

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Income Tax Benefit
2013	$4,700
2014	4,800
2015	5,100
2016	5,300
2017	5,600
2018 and thereafter	38,200
$63,700

In the year in which these benefits are realized, the Company would recognize a reduction in a long-term deferred tax asset.

During 2012, the Company executed closing agreements with the Internal Revenue Service on its tax audits through the year 2009.  The closing agreements were subject to Joint Congressional Committee approval. The Joint Congressional Committee issued a letter on January 7, 2013 stating that the case is closed with no further consideration by the IRS.

The change in the unrecognized tax benefits was as follows:

Balance at December 31, 2011	$315
Reductions for current year tax positions	(299)
Balance at December 31, 2012	$16

At December 31, 2012, the Company’s unrecognized tax benefits would not impact the effective tax rate as it is temporary in nature. The total amount of accrued interest and penalties resulting from such unrecognized tax benefits was $0.2 million at December 31, 2012.

As of December 31, 2012, the Company had a state net operating loss carry-forward of approximately $3.6 million which will be carried forward and is expected to be fully utilized prior to their statutory expiration which ranges from 5 to 20 years. The state net operating loss carry-forward is expected to be used in the following year and as such has been included in the current provision.

The Company files income tax returns in the U.S. federal jurisdiction and numerous state jurisdictions. State tax returns for all years after 2006 are subject to future examination. Although the IRS has completed its examination of tax years 2004 through 2009 the statutes of limitations will remain open through December 31, 2013.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 6. FINANCING ARRANGEMENTS

At December 31, 2012, the Company’s outstanding debt consisted of the following:

	Senior Term Loan	Subordinated Debt	Revolver	Total
Balance at December 31, 2011	$80,000	$40,000	$—	$120,000
Additions	—	—	60,800	60,800
Repayments	(13,375)	(15,000)	(59,800)	(88,175)
Balance at December 31, 2012	66,625	25,000	1,000	92,625
Unamortized loan origination fees	(2,584)	(898)	—	(3,482)
Balance at December 31, 2012, net of unamortized loan origination fees	64,041	24,102	1,000	89,143
Less: Current portion of long-term debt	(15,125)	—	—	(15,125)
Long term debt, net of current portion	$48,916	$24,102	$1,000	$74,018

Weighted average interest rate at December 31, 2012(1)	4.39%	13.00%	6.25%	6.73%

(1)	The weighted average interest rate includes the effect of the interest rate swap agreements. Refer to Note 7 for additional information.

The following table represents changes in unamortized loan origination fees:

Balance at December 31, 2011	$5,172
Amortization	(1,538)
Write-off	(152)
Balance at December 31, 2012	$3,482

At December 31, 2012, the remaining available balance to borrow against the revolver was $18.3 million. At December 31, 2012 contractual principal payments are due as follows:

2013	$15,125
2014	16,500
2015	16,500
2016	18,500
2017	26,000
Total	$92,625

As of December 31, 2012, the Company maintains a secured credit agreement with a $110 million five-year senior term loan and a $20 million revolving loan, and entered into a $40 million unsecured subordinated loan agreement with a six-year term. The credit agreement is led by Bank of America and includes SunTrust Bank and PNC Bank as lead arrangers. The financing of the subordinated loan was provided by Ares Mezzanine Partners, L.P. The credit agreement is secured by substantially all of the Company’s assets.

The senior term loan requires quarterly principal payments with the remaining principal due on June 30, 2016, the maturity of the credit agreement. The Company is also required to make additional principal payments on the senior term loan based on certain events, if any, such as excess cash flow payments, proceeds from disposition of assets, equity issuances, debt issuances and extraordinary receipts. The Company may prepay principal on the senior term loan without penalty.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company has the option of selecting an interest rate for the senior term loan and revolver equal to either: (a) the then applicable LIBOR rate plus 3.00% to 4.00% per annum, depending on the Company’s most recently reported leverage ratio of total debt-to-EBITDA; or (b) the base rate as announced from time to time by the administrative agent plus 2.00% to 3.00% per annum, depending on the Company’s most recently reported leverage ratio debt-to-EBITDA. For those portions of the senior term loan and revolver accruing at the LIBOR rate, the Company has the option of selecting interest periods of 30, 60, 90 or 180 days.

The outstanding principal amount on the subordinated loan is due and payable on June 30, 2017, the maturity of the loan. A prepayment penalty will be imposed if any of the principal amount is paid on or before June 30, 2016. The interest rate on the subordinated loan is 13% per annum and is paid quarterly. At the Company’s option, the amount of interest due representing up to 1% of the 13% may be used to increase the outstanding subordinated loan balance in lieu of cash payment, which the Company has not elected to date.

On an ongoing basis, both agreements require the Company to meet financial covenants, including maintaining a minimum net worth and cash flow and debt coverage ratios. The covenants also limit the Company’s ability to incur additional debt, pay dividends, purchase capital assets, sell or dispose of assets, make additional acquisitions or investments, or enter into new leases, among other restrictions. In addition, the agreements provide that payment of all unpaid principal and all accrued and unpaid interest may be accelerated upon the occurrence and continuance of certain events of default.

Effective June 30, 2012, the Company amended its credit agreements to exclude non-cash expenses resulting from any impairment or write-off of goodwill during the Company’s 2012 fiscal year from the definition of ‘Consolidated Earnings Before Interest, Tax and Amortization (“EBITDA”)’ as presented in the Company’s financial covenants. At December 31, 2012, the Company was in compliance with its loan covenants.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS

The Company maintains an interest rate swap agreement with an initial notional amount of $40.0 million of the senior term loan to manage its exposure to interest rate changes.  The swap effectively converts a portion of the Company’s variable rate debt under the senior term loan to a fixed rate for a period of two years and without exchanging the notional principal amounts.

Under this agreement, the Company receives a floating rate based on the 90-day LIBOR rate and pays a fixed rate of 4.68% (including the applicable margin of 4.00%) on the outstanding notional amount. The swap fixed rate was structured to mirror the payment terms of the term loan.  The fair value of the swap at inception was zero and was designated as a cash flow hedge.  It is not expected that any gains or losses will be reported in the statement of operations during the term of the agreement as the swap is expected to be highly effective through its maturity based on the matching terms of the swap and facility agreements. The interest rate swap agreement matures on September 30, 2013.

If, at any time, the swap is determined to be ineffective, in whole or in part, due to changes in the interest rate swap or underlying debt agreements, the fair value of the portion of the swap determined to be ineffective will be recognized as a gain or loss in the statement of operations for the applicable period.

The fair value effect on the financial statements from the interest rate swap is as follows:

Year Ended December 31, 2012
Loss recognized in other comprehensive income, net of tax	$(36)

December 31, 2012
Other long-term liabilities	$60

NOTE 8. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present our assets and liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurements At December 31, 2012 Using
	Balance Sheet Classification	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Rabbi Trusts	Other noncurrent assets	$1,459	$—	$—	$1,459

Liabilities:
Interest rate swap	Other long-term liabilities	$—	$60	$—	$60

The following is a description of the valuation methodologies used for these items, as well as the general classification of such items:

Investments held in Rabbi Trusts - The investments include exchange-traded equity securities and mutual funds. Fair values for these investments were based on quoted prices in active markets.

Interest rate swap - The derivative is a receive-variable, pay-fixed interest rate swap based on the LIBOR rate and is designated as a cash flow hedge. Fair value was based on a model-driven valuation using the LIBOR rate,

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

which was observable at commonly quoted intervals for the full term of the swap.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following tables present our assets and liabilities that are measured at fair value on a non-recurring basis:

		Fair Value Measurements At December 31, 2012 Using
	Balance Sheet Classification	Level 1	Level 2	Level 3	Total
Assets:
Goodwill	Goodwill	$—	$—	$163,205	$163,205

The Company estimates fair value for goodwill by employing three different methodologies to calculate a fair value and then weighting the outputs to arrive at an estimated fair value. Refer to Note 2 for additional information regarding the calculation of fair value on goodwill.

The Company also has a direct investment in a privately held company that is accounted for under the equity method, which is periodically assessed for other-than temporary impairment. If it is determined that an other-than-temporary impairment has occurred, the Company would write down the investment to its fair value. The Company estimates fair value of our equity method investment considering available information such as, current cash positions, earnings and cash flow forecasts, recent operational performance and any other readily available market data. During 2012, there were no indications to warrant testing for other-than-temporary impairments on our equity method investment.

NOTE 9. EMPLOYEE BENEFIT PROGRAMS

Defined Benefit Pension Plan

The Company’s Defined Benefit Pension Plan (the “Pension Plan”) is non-contributory, covering substantially all employees of the Company who had completed a year of service prior to July 1, 2002. Membership in the Pension Plan was frozen effective July 1, 2002 and participants’ calculated pension benefit was frozen effective December 31, 2006.

The Company’s funding policy is to contribute at least the minimum amount required by the Employee Retirement Income Security Act of 1974. Additional amounts are contributed to assure that plan assets will be adequate to provide retirement benefits. The Company expects to make contributions of $2.8 million in 2013 to fund the Pension Plan.

Net Periodic Pension Cost

Year Ended December 31, 2012
Interest cost	$3,991
Expected return on plan assets	(4,788)
Recognized actuarial loss	1,695
Net periodic pension cost	$898

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Obligations and Funded Status

December 31, 2012
Change in benefit obligation:
Benefit obligation at beginning of year	$85,681
Interest cost	3,991
Benefits paid	(4,160)
Actuarial loss	10,177
Benefit obligation at end of year	$95,689
Change in plan assets:
Fair value of plan assets at beginning of year	$58,625
Actual return on plan assets	6,835
Employer contributions	5,532
Benefits paid	(4,160)
Fair value of plan assets at end of year	66,832
Funded status	$(28,857)

Amounts recognized in the consolidated balance sheets consist of:

December 31, 2012
Accrued compensation and employee benefits	$2,800
Other long-term liabilities	26,057
Net amount recognized	$28,857

The accumulated benefit obligation and the projected benefit obligation for the Pension Plan were $95.7 million at December 31, 2012.

The reconciliation of the other comprehensive income was as follows:

	Beginning Balance	Amortization	Experience Loss	Ending Balance
2012	$45,360	$(1,695)	$8,131	$51,796

The amounts recognized in other comprehensive income are reflected, net of related tax effects, as a component of accumulated other comprehensive loss as part of stockholders’ equity in the accompanying balance sheets. The Company expects to recognize amortization expense related to the net actuarial loss of approximately $1.9 million in 2013.

Assumptions

The discount rate represents the estimated rate at which the Company could effectively settle its pension benefit obligations. In order to estimate this rate for 2012, future expected cash flows of the Pension Plan were matched against the Towers Watson RATE:Link yield curve to produce a single discount rate.

The assumed long-term rate of return on plan assets, which is the average return expected on the funds invested or to be invested to provide future benefits to pension plan participants, is determined by an annual review of historical plan assets returns and consultation with outside investment advisors. In selecting the expected long-term rate of return on assets, the Company considered its investment return goals stated in the Pension Plan’s investment policy. The Company, with input from the Pension Plan’s professional investment managers, also considered the average rate of earnings expected on the funds invested or to be invested to provide Pension Plan benefits. This

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

process included determining expected returns for the various asset classes that comprise the Pension Plan’s target asset allocation.

The following assumptions were used to determine the benefit obligations and net periodic benefit costs:

December 31, 2012
Used to determine benefit obligations:
Discount rate	3.86%
Rate of compensation increase	N/A

Year Ended December 31, 2012
Used to determine net periodic benefit costs:
Discount rate	4.75%
Expected rate of return on assets	8.15%
Rate of compensation increase	N/A

Plan Assets

During 2012, the Company’s overall investment strategy for plan assets was to achieve a long-term rate of return of 8.15%, with a wide diversification of asset types, fund strategies and fund managers. The target allocation for the plan assets are 55% in equity securities, 38% in fixed income securities, 5% in other types of investments and 2% in cash and cash equivalents. The risk management practices include regular evaluations of fund managers to ensure the risk assumed is commensurate with the given investment style and objectives. Prohibited investments include, but are not limited to, margin transactions. The Pension Plan’s assets did not include any of the Company’s common stock at December 31, 2012.

The Company’s investment policy includes a periodic review of the Pension Plan’s investment in the various asset classes. The fair value measurement of the Pension Plan assets by asset category are as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
At December 31, 2012:
Cash	$289	$289	$—	$—
Money market funds	4,061	—	4,061	—
Equity securities:
Common equity securities	3,489	3,489	—	—
Preferred equity securities	159	159	—	—
Equity mutual funds	30,540	30,540	—	—
Real estate investment trusts	2,675	2,675	—	—
Corporate and foreign bonds	18,581	—	18,581	—
Other type of investments:
Managed futures	1,725	—	—	1,725
Hedge funds	5,313	—	—	5,313
Total	$66,832	$37,152	$22,642	$7,038

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

A reconciliation of the beginning and ending balances of Level 3 assets is as follows:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Managed Futures	Hedge Fund(s)	Total
Ending balance at December 31, 2011	$1,906	$3,587	$5,493
Actual returns on plan assets related to assets still held at the reporting date	(181)	664	483
Purchases	2,000	1,062	3,062
Sales	(2,000)	—	(2,000)
Ending balance at December 31, 2012	$1,725	$5,313	$7,038

The managed futures consist of units of limited partnership interests through the allocation of assets of multiple commodity trading advisors. These commodity trading advisors engage in speculative trading in U.S. and international markets for currencies, interest rates, stock indices, agricultural and energy products, and precious base metals. The fair value of managed futures is estimated based on the investments net asset value at the reporting period as the fair value is not readily determinable and the investment fund meets the criteria of an investment company. Redemptions can only be made monthly and require ten days prior notice to the general partner of the fund.

The Pension Plan assets consist of interest’s in two hedge funds. One of the hedge funds is a fund of funds that combines diversified multi-strategy methods to achieve investment objectives during a three to five year investment cycle. Strategy methods may consist of conventional long-term equity and fixed income investments or derivative investments, including, total return swaps, options and forwards. The second hedge fund is a multi-strategy equity hedge fund with a focus on investment strategies that exploit market inefficiencies to produce absolute returns with low correlation to global capital markets. For both, the fair value of the hedge funds are estimated based on the investments net asset value at the reporting period as the fair value is not readily determinable and the investment fund meets the criteria of an investment company. Redemptions of the interests in both funds can be made quarterly based on the discretion of the investment company’s board of directors.

Estimated Future Benefit Payments

The following table sets forth the expected timing of benefit payments:

Year ending December 31:
2013	$4,498
2014	$4,657
2015	$4,844
2016	$4,940
2017	$5,104
Five subsequent fiscal years	$27,865

401(k) Plan

The Company maintains a cash or deferred savings plan, the 401(k) Plan. All employees are eligible to elect to defer a portion of their salary and contribute the deferred portion to the 401(k) Plan.

The 401(k) Plan is structured with two components: (i) a Company matching contribution for 100% of the first 2% of the employee contribution and an additional 50% of the next 4% of the employee contribution; and (ii) a discretionary profit sharing contribution by the Company for all eligible employees.

Employee contributions and the Company’s contributions are invested in one or more collective investment

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

funds at the participant’s direction. The Company’s contributions are subject to forfeitures of any non-vested portion if termination occurs. The vesting of the Company’s matching contribution is 25% after one year and 100% after the second year. The vesting of profit sharing contributions is 100% cliff vesting after three years.

With the merger of HPTi, the Company also maintains a defined contribution 401(k) profit sharing plan for all HPTi employees who are over the age of 21. Participants may make voluntary contributions up to the maximum amount allowable by law. Company contributions to the 401(k) profit sharing plan are at the discretion of management and vest to the participants ratably over a five-year period, beginning with the second year of participation.

The Company’s total 401(k) contributions, net of forfeitures, charged to expense aggregated $3.9 million in 2012.

Supplemental Executive Retirement Plan

The Company has a Supplemental Executive Retirement Plan (“SERP”) for certain former key employees providing for annual benefits commencing on the sixth anniversary of the executive’s retirement. The cost of these benefits is being charged to expense and accrued using a projected unit credit method. Expenses related to this plan were approximately $0.1 million in 2012. The liability related to the SERP, which is unfunded, was $0.3 million at December 31, 2012. These amounts represent the amounts the Company estimates to be the present value of the obligation at each respective date.

Deferred Compensation Plans

The Company has a deferred compensation plan approved by the Board of Directors that allows certain employees to defer up to 100% of cash incentive payments and salary in excess of the Federal Insurance Contributions Act earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. These investments, which the Company has classified as trading securities, are recorded at fair value and reported as a component of other noncurrent assets in the accompanying balance sheets. Amounts recorded as deferred compensation liabilities are adjusted to reflect the fair value of investments held by the Rabbi Trust. Changes in obligations to participants as a result of gains or losses on the fair value of the investments are reflected as a component of compensation expense. At December 31, 2012, $1.5 million had been deferred under the plan.

The Company also has a deferred compensation plan under which non-employee directors may elect to defer their directors’ fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the Company borrowed money during each quarter is credited quarterly. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director.

NOTE 10. SHARE–BASED COMPENSATION

Share-Based Compensation Plans

At December 31, 2012, the Company has four shareholder-approved equity incentive plans, which are administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee determines which employees receive grants, the number of shares or options granted and the exercise prices of the shares covered by each grant.

The Company’s 1993 Equity Incentive Plan (the “1993 Plan”) expired in April 2003. The 1993 Plan permitted the Company to grant incentive stock options, nonqualified stock options, stock appreciation rights, awards of nontransferable shares of restricted common stock and deferred grants of common stock. The option price of incentive stock options was not less than the fair market value at the time the option was granted. The option period was not greater than 10 years from the date the option was granted. Normally the stock options were exercisable in three equal installments beginning one year from the date of the grant. Through shareholder approval, 580,800 shares were reserved for the 1993 Plan. No options were outstanding under the 1993 Plan at December 31,

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

2012.

The Company’s 1995 Stock Option Plan for Non-employee Directors (the “1995 Plan”) expired in April 2006. The 1995 Plan provided for each outside director to receive options to purchase 5,000 shares of common stock at the first annual meeting at which the director was elected. As long as he or she remained an eligible director, the director received options to purchase 1,000 shares of common stock at each annual meeting. Eligible directors could not be an employee of the Company or one of its subsidiaries or a holder of five percent or more of the Company’s common stock. The exercise price of these options was the fair market value of the common stock on the date of grant. Each option was non-transferable except upon death and expires 10 years after the date of grant. The options became exercisable in three equal installments on the first, second and third anniversaries of the date of grant. A total of 132,000 shares were reserved for issuance. A total of 10,000 options were outstanding and exercisable under the 1995 Plan at December 31, 2012.

The Company’s 2000 Incentive Plan (the “2000 Plan”) expired in November 2009. The 2000 Plan allowed the Company to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and deferred grants of common stock. In the case of incentive stock options, the option price was not less than the fair market value of the stock at the date of grant. The option period did not exceed 10 years from the date of grant. The terms of the 2000 Plan were substantially similar to those of the 1993 Plan. A total of 25,500 options, were outstanding and exercisable under the 2000 Plan at December 31, 2012.

The Company’s 2003 Incentive Plan (the “2003 Plan”) expired in December 2012. The 2003 Plan allowed the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, awards of nontransferable shares of restricted common stock and deferred grants of common stock to directors or key employees of the Company. The terms of the 2003 Plan were substantially similar to those of the 2000 Plan. A total of 400,000 shares were reserved for issuance. A total of 40,000 options were outstanding under the 2003 Plan at December 31, 2012. At December 31, 2012, 26,666 options were exercisable and 13,334 options were non-exercisable.

Restricted stock awards granted by the Company were issued under the 2000 Plan and 2003 Plan. Shares of restricted stock of the Company may be granted at no cost to employees. Restrictions limit the sale or transfer of these shares until they vest, which is typically over three years. The Company granted a total of 184,034 restricted stock awards from the 2003 Plan during the year ended December 31, 2012. There were no restricted stock awards outstanding under the 2000 Plan as of December 31, 2012. A total of 172,613 restricted stock awards were unvested and outstanding under the 2003 Plan as of December 31, 2012.

The Company’s Executive Long Term Incentive Program (the “ELTIP”) provides incentives to program participants through a combination of cash incentives, stock options and restricted stock grants. The Company recorded compensation costs for all share-based compensation that is expected to be issued based on the achievement of certain goals.

Employee Stock Purchase Plan

The Company’s shareholder approved 2011 Employee Stock Purchase Plan (the “2011 ESPP”) is designed to give eligible employees an opportunity to purchase common stock of the Company through accumulated payroll deductions. All employees of the Company who customarily work at least 20 hours per week and do not own five percent or more of the Company’s common stock are eligible to participate in the 2011 ESPP. The 2011 ESPP allows stock to be purchased at a discount of 5% and does not include a “look-back” option, therefore the accounting for shares purchased is not considered compensatory. The 2011 ESPP has a total of 250,000 shares reserved, of which 173,431 were available for issuance. Shares issued under the 2011 ESPP were 63,721 in 2012.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Share-Based Compensation Costs

Total share-based compensation cost reported in the consolidated statements of operations was as follows:

Year Ended December 31, 2012
Cost of products and services	$359
Selling, general and administrative	318
Total share-based compensation expense	$677

Stock Option Award Activity

The following table summarizes stock option activity under all plans:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	90,840	$15.04	4.8	$—
Granted	—	$—
Exercised	(15,340)	$18.99
Cancelled	—	$—
Outstanding at December 31, 2012	75,500	$14.23	4.7	$—

Exercisable at December 31, 2012	62,166	$14.42	4.1	$—

As of December 31, 2012 the total unrecognized compensation cost related to stock option awards was $0.1 million which is expected to be amortized over approximately 0.7 years.

Restricted Stock Award Activity

The following table summarizes restricted stock activity:

	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2011	80,079	$11.89
Granted	184,034	$9.03
Vested	(63,276)	$10.89
Cancelled	(28,224)	$10.74
Nonvested at December 31, 2012	172,613	$9.44

The total fair value of restricted shares vested during 2012 was $0.7 million. As of December 31, 2012, the total unrecognized compensation cost related to restricted stock awards was $1.2 million which is expected to be amortized over a weighted-average period of approximately 2.2 years.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 11. SHAREHOLDERS’ EQUITY

Preferred Stock Purchase Rights

On June 5, 2008, the Board of Directors of the Company approved a shareholder Rights Agreement, subject to finalization of price, which was approved by the Board on July 23, 2008 at $59.09 per one one-hundredth of a Preferred Share.

On July 23, 2008, the Board of Directors of the Company authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.10 per share to stockholders of record at the close of business on such date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.10 per share, of the Company (the “Preferred Stock”), at a price of $59.09 per one one-hundredth of a Preferred Share, subject to adjustment.  The definitive terms of the Rights are set forth in a Rights Agreement, dated as of July 23, 2008, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Rights become exercisable upon the earlier of the following events: (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being the distribution date). The Rights will expire on July 27, 2018.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss as of December 31, 2012 of $31.3 million consisted of aggregate pension liability of $31.3 million, net of a $20.5 million tax benefit and an unrealized holding loss on a derivative instrument.

Earnings Per Share

Due to their antidilutive effect, approximately 184,600 shares to purchase common stock were excluded from the calculation of diluted earnings per share for the years ended December 31, 2012. However, these shares could become dilutive in future periods.

The following table sets forth the reconciliation of the weighted average shares outstanding:

Year Ended December 31, 2012
Weighted average shares outstanding - Basic	10,369,228
Dilutive effect of stock options and restricted stock grants	—
Weighted average shares outstanding - Diluted	10,369,228

NOTE 12. BUSINESS SEGMENT, GEOGRAPHIC, MAJOR CUSTOMER AND RELATED PARTY INFORMATION

Business Segment

The Company has concluded that it operates in one segment based upon the information used by its chief operating decision maker in evaluating the performance of its business and allocating resources. This single segment represents the Company’s core business, professional services primarily for government clients.

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company offers several business solutions to its customers, often combining two or more solutions to achieve customer goals, including business transformation, information technology infrastructure, training and performance support, business intelligence, automated case management, program management, engineering, human capital management, information assurance and cyber security and healthcare.

Geographic

Revenue is attributed to geographic areas based on the customer’s location. The Company does not have locations outside the U.S. and substantially all revenue was earned in the U.S. during each of the three years ended December 31, 2012. All of the Company’s long-lived assets were located in the U.S.

Major Customers

No customers accounted for more than 10% of revenue in 2012 and no customers accounted for more than 10% of the contract receivable balance at December 31, 2012.

Related Party

The Company has a 40% interest in HMRTech which is accounted for using the equity method. Revenue from HMRTech for 2012 and amounts due from HMRTech included in contract receivables at December 31, 2012 were immaterial. In addition, HMRTech charged the Company $1.7 million in 2012 relating to contract work. At December 31, 2012, the Company had a related payable of $0.2 million.

The Company received dividends from HMRTech totaling $2.5 million in 2012 which consisted of $2.4 million related to settlement of a contract claim by HMRTech.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Commitments

The Company conducts its operations in facilities that are under long-term operating leases. These leases expire at various dates through 2019, with options to renew as negotiated between the Company and its landlords. With the exception of the Company’s current corporate headquarters facility, the Company does not believe that exercise of any of its lease renewal options are reasonably assured and, accordingly, the exercise of such options has not been assumed in the accounting for leasehold improvements and the deferred gain on the sale of the former corporate headquarters facility. Rent expense under these leases, inclusive of real estate taxes and insurance, was $6.8 million, in 2012.

Minimum lease commitments, primarily for facilities under non-cancelable operating leases and related sublease receipts in effect at December 31, 2012 were as follows:

	Lease Commitment	Sublease Receipts
Year ending December 31:
2013	$9,482	$1,750
2014	8,944	1,744
2015	8,504	1,732
2016	6,037	—
2017	4,416	—
2018 and thereafter	4,178	—
	$41,561	$5,226

DYNAMICS RESEARCH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company entered into letter of credit agreements with its bank group for a total of $0.7 million to satisfy required lease security deposits.

During 2009, the Company entered into an assignment and assumption agreement to assign all of the Company’s right, title, and interest in, to and under its former corporate headquarters facility. The terms of the agreement assign the sublessee all of the rights and obligations of the original lease signed by the Company in 2005. The original lease includes two consecutive five year renewal options. If these options are exercised by the sublessee, the Company will be released for the option periods by the landlord. The Company is continuing to amortize the deferred gain over the original ten year lease period. The agreement also provides the sublessee the use of certain Company owned furniture in connection with their occupancy of the building.

Contingencies

As a defense contractor, the Company is subject to many levels of audit and review from various government agencies, including the Defense Contract Audit Agency, various inspectors general, the Defense Criminal Investigation Service, the Government Accountability Office, the Department of Justice and Congressional committees. Both related to and unrelated to its defense industry involvement, the Company is, from time to time, involved in audits, lawsuits, claims, administrative proceedings and investigations. The Company accrues for liabilities associated with these activities when it becomes probable that future expenditures will be made and such expenditures can be reasonably estimated. The Company does not presently believe it is reasonably likely that any of these matters would have a material adverse effect on the Company’s business, financial position, results of operations or cash flows. The Company’s evaluation of the likelihood of expenditures related to these matters is subject to change in future periods, depending on then current events and circumstances, which could have material adverse effects on the Company’s business, financial position, results of operations and cash flows.

Issuances of the Company’s securities require registration under federal and state securities laws or an exemption therefrom, and the holders of certain shares of common stock issued by the Company were entitled to rescind their purchases. Approximately 148,000 shares issued through DRC's 2003 employee stock purchase plan between July 2007 and May 2011, at purchase prices ranging from $6.63 to $14.12 per share, were not registered under federal and state securities laws. In February 2013, the Company offered to rescind the sales of approximately 86,500 shares of common stock that were issued without registration or an exemption therefrom. The rescission offer was completed on March 15, 2013. The amount of cash paid to the original purchasers for the repurchase of approximately 30,100 shares of common stock tendered pursuant to the rescission offer was approximately $0.4 million, of which $0.9 million was recorded as of December 31, 2012.

NOTE 14. SUBSEQUENT EVENTS

On March 15, 2013, the Company completed an offer to rescind the sale of up to approximately 86,500 shares issued through the Company’s 2003 ESPP between July 2007 and May 2011 that were not registered under federal or state securities laws. The Company paid a total of $0.4 million to the original purchasers for the repurchase of approximately 30,100 shares of the Company’s common stock.